EXHIBIT 10.07

Amendment Number 1 to the Private Instrument of Sale of Naphtha and Gasoil between Petróleo Brasileiro S.A. - Petrobrás and Copene - Petroquímica do Nordeste S.A.

Petróleo Brasileiro S.A. - Petrobrás, Part Public Part Private Company, with head office in this City, located at Av. República do Chile, number 65, 19th floor, enrolled in the General Taxpayers’ Register under number 33.000.167/0001-01, hereinafter named Petrobrás, represented by its undersigned legal representative and Copene - Petroquímica do Nordeste S.A., with head office in the City of Camaçari, Bahia State, enrolled in the General Taxpayers’ Register under number 42.150.391/0001-70, hereinafter named Buyer, represented by its undersigned legal representatives;

Whereas Buyer is enlarging its production capacity of basic petrochemical products in its Petrochemical Complex installed in the City of Camaçari, Bahia State, according to the National Petrochemical Program 1987/1995 and will need to increase its consumption of raw materials;

Whereas Petrobrás might install in Landulpho Alves Refinery (LAR) in the City of Mataripe, State of Bahia, an unit of mild hydrocracking (MHC), which generates among other by-products hydrocracked vacuum gasoil (HVGO);

Whereas Buyer will have flexibility to process naphtha, gasoil and HVGO after the enlargement;

Whereas the former National Petroleum Agency, through the resolution CNP DIPLAN number 301/90 dated January 04, 1990, authorized Petrobrás to supply naphtha and gasoil to the Buyer according to certain conditions;

Whereas the supply of naphtha or gasoil to the Buyer shall be made with national product or, if necessary, imported product, at the discretion of Petrobrás;

Whereas the necessity to adequate the agreement for sale of naphtha and gasoil executed between the parties in June 22, 1978 to the modem nouns adopted by Petrobrás regarding the sale of petrochemical raw materials;

The parties hereby agree to execute this Amendment to alter and include clauses and conditions to the mentioned agreement, in the form below:

CLAUSE 1 - Object.

1.1	Petrobrás agrees to sell and deliver to the Buyer, on a non-exclusive basis, during the term established in Clause 8, and the Buyer agrees to buy and receive from Petrobrás, for use as raw material only, at its petrochemical plant installed in the City of Camaçari, naphtha and gasoil in the quantities and characteristics described in Clauses 2 and 3, observed all other conditions of this instrument.

1.2	In the event Petrobrás, at its own discretion, install at LAR the MHC Unit, Petrobrás will be entitled to supply HVGO instead of the naphtha that will be consumed at Buyer’s new units, and the clauses for the supply of HVGO shall be determined through a contractual amendment to be executed at the time of the supply.

1.3	Buyer agrees not to sell, assign or in any other form, transfer to third parties the naphtha and gasoil acquired from Petrobrás, limiting itself to use it as raw materials with the intention to meet Buyer’s own industrial needs.

CLAUSE 2 - Quantities.

2.1	The maximum and minimum quantities of naphtha and gasoil to be supplied in a uniform manner through each contractual year by Petrobrás to the Buyer, according to Clause 1, in a non exclusive basis, are determined by the table below:

Period	Q U A N T I T I E S (thousands of m3/year)
	N A F T A			G A S O I L
	min.	max.	min.	max.
after March 1992	4,010	5,012	zero	891
1993	4,010	5,012	zero	891
1994	4,296	5,370	zero	891

2.1.1	The monthly minimum quantitative limit of both raw materials shall be agreed upon by Petrobrás and Buyer during the period of pre-operation and initial phase of the units to be enlarged by the Buyer; although such period shall not exceed, in any hypothesis, 120 days.

2.1.2	Buyer may consume up to 18,900 m3/day of naphtha after the enlargement of its units, as determined by the former National Petroleum Agency, through its resolution CNP DIPLAN number 301/90 dated January 04, 1990, and the supply of the total maximum quantity shall be determined by a contractual agreement which shall be executed at the time of such supply.

2.1.3	The quantities which shall be consumed after 1994 shall be communicated in written form by the Buyer until September 30, 1993, in a manner that Petrobrás may program the supply of such quantities with the necessary antecedence.

2.2	Buyer shall forward to Petrobrás in written form, until September 30 of each year, its prediction of consumption of naphtha and gasoil for the next year, in a manner that allows Petrobrás to make possible the fulfillment of such a prediction and its other obligations related to the national supply of petroleum derivatives.

2.2.1	A variation of more or less 10% per year in the annual quantity above mentioned shall be permitted, and shall not result in the penalties described in 11.1 and 11.2, observed the limits in 2.1.

2.3	Buyer shall inform in written form, until the 1st day of each month, the monthly quantities of naphtha and gasoil that it wants to receive in the next six months, being allowed the following maximum variations, except that after the variations of the 2nd and the 3rd month are applied to certain month, no other variations shall apply, in what regards the figure for such month:

1st month:	fixed (no variation)
2nd month:	10%
3rd month:	10%
4th month:	free variation
5th month:	free variation
6th month:	free variation

2.3.1	In the event Buyer applies the above variations to the third month, such monthly variation shall be considered fixed and may not be changed by the next six-month prediction.

2.3.2	The absence or delayed notice shall entail the supply of the quantity informed in the previous month, and the penalties described in Clause 11 shall not be applicable to Petrobrás.

2.3.3	If Buyer does not withdraw the predicted quantities for a certain month, Petrobrás shall have no obligation to supply the amounts not withdrawn in any subsequent month, and the penalties described in Clause 11 shall not apply.

2.4	If Buyer does not withdraw the annual quantities of naphtha and gasoil established in 2.2.1, the dispositions of 11.1 shall be observed, and Petrobrás shall have no obligation to supply the amounts not withdrawn in any subsequent year.

2.4.1	If Buyer does not withdraw the annual quantities of naphtha and gasoil established in 2.2.1, the dispositions of 11.2 shall be observed, and Petrobrás shall have no obligation to supply the amounts not withdrawn in any subsequent year.

2.5	If the quantities requested by the Buyer exceed the maximum yearly limit established in 2.1, Petrobrás shall endeavor to supply the increased quantities, but Petrobrás shall have no obligation to do so.

2.6	Petrobrás may, at its discretion and observing the provisions of 2.4 and 2.5 and the quantities established in 2.2.1, substitute the supplied raw materials, through previous written notice of 120 days when it happens for the first time and 60 days afterwards.

2.6.1	The predicted consumption of gasoil shall be limited to the plant in operation as of this date, once such raw material may not be used in the new units of Buyer.

2.6.2	Petrobrás may, at its discretion and observing the provisions of 2.4 and 2.5, substitute the supply of gasoil and naphtha for naphtha partially or totally, as long as Petrobrás undertakes to supply additionally up to 300 cubic meters per month of gasoil type LCO.

2.6.3	The total substitution of gasoil for naphtha will be allowed only if it does not diminish the capacity of the Buyer to fulfill its agreements for the supply of petrochemical products from March 1992.

CLAUSE 3 - Technical Characteristics.

3.1	The naphtha to be supplied by Petrobrás to the Buyer will be a desbutanized naphtha of full range (full range), obtained by direct distillation, non desulfurized.

3.1.1	Until the volume of 100,000 m3/month the supply of naphtha shall be made in accordance with the Guaranteed Values of Annex I of this Amendment. For supplies that exceed such limit, the Guaranteed Values of Annex II of this Amendment shall be observed.

3.2	Petrobrás shall endeavor in a manner that the supply of naphtha and gasoil observes the Desirable Values found in Annexes I, II and III.

3.3	The gasoil supplied by Petrobrás to Buyer shall be a gasoil of full range, obtained by direct distillation, which typical characteristics are found in Annex III of this Amendment.

3.4	Once Petrobrás is forced to utilize, due to contingencies of the international market, different types of petroleum, with consequent variations in the characteristics of its derivatives, it shall not incur in the penalties described in Clause 11 due to the non observance of the technical characteristics found in Annexes I, II and III.

3.5	If Buyer finds that such products are unsuitable for use in its units, it may refuse to accept such products, justifying in written form the reasons for the refusal, and it shall not incur in the penalties described in Clause 11, but Petrobrás will not be obliged to substitute the refused quantities, neither will it be obliged to indemnify Buyer.

CLAUSE 4 - Form of Delivery, Transfer of Proprietorship and Billing.

4.1	The delivery of the volumes of naphtha and gasoil to Buyer is an exclusive responsibility of Petrobrás. The naphtha and gasoil shall be considered delivered to the Buyer, having its proprietorship changed, according to the supply sources described below:

4.1.1	Whenever the supply of naphtha and gasoil nationally produced is originated from coastwise shipment and whenever it is imported, the proprietorship of naphtha and gasoil shall be transferred to Buyer when it passes the connecting flange between the unloading hoses of the ship and of the unloading terminal.

4.1.2	Whenever the supply of naphtha and gasoil is originated from the local refinery, through pipe-line, the products shall be considered Buyer’s property, when they are downstream of point A of the refinery.

4.1.3	Buyer shall bear all risks and losses of naphtha and gasoil after the transfer of proprietorship, as established in 4.1, 4.1.1 and 4.1.2.

4.1.4	Buyer undertakes to start receiving naphtha and gasoil transported by ship, originated from coastwise shipment or importation, through Aratu Terminal, 120 days before the beginning of the enlargement of LAR.

4.1.4.1	In the event Petrobrás observes the occurrence of operational problems in the Almirante Alves Câmara Marítimo Terminal (TEMADRE), after the commencement of the enlargement of Buyer’s production capacity, Buyer undertakes to start receiving of the products mentioned in 4.1.4 through the Aratu Terminal within 24 months after Petrobrás’ written notice, and the commencement of such delivery shall not occur before January 1, 1995.

4.1.4.2	In the event Buyer does not observe the terms indicated in 4.1.4 and 4.1.4.1, Petrobrás shall have the right to suspend, in whole or in part, this Amendment until Buyer is ready to operate Aratu Terminal, and Petrobrás shall not incur the penalties described in Clause 11.

4.2	When the payment forms described in 6.13 until 6.17 will be adopted, the delivery of the volumes of naphtha and gasoil to the Buyer shall have the following billing points, according to the source of supply:

4.2.1	The billing of the Buyer shall be made by the quantities verified in the unloading, when it regards naphtha and gasoil of national production originated from coastwise shipment and imported naphtha and gasoil.

4.2.2	The billing of the Buyer shall be made through the lines, or from the tanks of the refinery in case of failure in the line measuring equipment, whenever the naphtha and gasoil are originated from the local refinery.

CLAUSE 5 - Prices and Its Reviews.

5.1	For the naphtha and gasoil produced or imported by Petrobrás and supplied to the Buyer, in the delivery point defined in 4.1, Buyer shall pay to Petrobrás the amount equivalent to the sum of the following payments:

5.1.1	The billing prices, for immediate payment, of the products classified as “Naphtha for the Petrochemical Industry” and “Gasoil for the Petrochemical Industry” or any other classification established by the National Fuel Department for these products, added to all taxes accrued on the operation, as determined by the National Fuel Department or any other public entity that may substitute it. Such prices shall be reviewed whenever the responsible governmental entity promotes its revision.

5.1.2	Until the volume of 9,000 m3/day, the tariff for the usage of pipe-line for transportation of the products between “point A” of LAR and the limit of the tanks of the Raw Material Facility of Buyer, duly approved by the National Fuel Department or any other department that substitutes it. Such tariff shall be reviewed periodically by Petrobrás and its renewals shall be valid after the approval of the National Fuel Department. Petrobrás shall inform Buyer of all tariff renewals, whenever they are approved by such Department.

5.1.3	For the volume that exceeds 9,000 m3/day it shall be applied the dispositions of the covenant executed between Petrobrás and Buyer, with the participation of the National Petroleum Agency, dated December 04, 1990, in accordance with Resolution CNP 1/77 approved in the 344 S.E of January 18, 1977 of the former National Petroleum Agency and published in the D.O.U. of February 10, 1977.

5.2	In the event the prices indicated in 5.1.1 cease to be established or approved by the National Fuel Department, or any other department that substitutes it, the parties shall renegotiate the conditions of this Amendment, and the new covenants shall be in force as of the date the National Fuel Department ceased to establish such prices.

CLAUSE 6 - Method of Payment.

6.1	The billing by Petrobrás of naphtha and gasoil to the Buyer shall be made in accordance with the conditions and terms described in 6.4 to 6.11. Though, Petrobrás may practice the billing method of immediate payment according to 6.3, in the event the dispositions of 6.2 and 6.2.1 are not observed.

6.2	Whenever requested, Buyer undertakes to present all documents necessary to evaluate its financial-economic performance, in accordance with the criterion used by Petrobrás.

6.2.1	In the event the result of such evaluation indicates appropriate, Buyer undertakes to furnish Petrobrás with the necessary guarantees to support the supply of naphtha and gasoil with deferred payment.

Conditions of Sale with immediate Payment

6.3	Buyer shall deposit previous to the deliveries, in favor of Petrobrás, the amounts calculated from the predicted quantities of naphtha and gasoil to be supplied, in each period of 7 days.

6.3.1	The deliveries shall be made upon issuance of the Sales Receipt for Immediate Payment with the current pricing as of the date the product starts to be delivered in accordance with the dispositions of Clause 5.

6.3.2	In the event the nominal value of the previous deposit carried out by the Buyer, as described in 6.3, is inferior to the value of the immediate payment billings carries out in the period of 7 days, Buyer shall immediately make another deposit, in the amount and in the date informed by Petrobrás.

6.3.3	At the end of each month, Petrobrás shall sum the amounts of the deposits carried out in accordance with 6.3 and the value of the bills issued in such month, both values monetary restated to a same date by the variation of the Reference Index of Daily Interest (TRD), or other index that may substitute it during the month, and the values ascertained shall be compared. In the event there is a discrepancy in favor to the Buyer, Petrobrás shall credit to the Buyer such discrepancy in the first weekday after such value equalization date. In the event there is a discrepancy in favor to Petrobrás, the Buyer shall pay such discrepancy to Petrobrás in the first weekday after such value equalization date.

Conditions of Sale with Deferred Payment (Pro-Rata)

6.4	Petrobrás shall calculate monthly the quantity corresponding to the daily-measure by dividing the quantities of naphtha and gasoil, previously agreed upon according to 2.3, by the number of days of the correspondent month.

6.5	Petrobrás shall issue against Buyer at each delivery, a Sales Receipt for Deferred Payment correspondent to the quantities of naphtha and gasoil ascertained according to Clause 7. The term for payment shall be the one indicated in 6.8.

6.5.1	The Sales Receipt for Deferred Payment mentioned in 6.5 shall be issued by the price established in Clause 5, added the current financial burdens for sale with deferred payment that Petrobrás is charging in the occasion of the delivery of the products.

6.6	In the event the delivered quantities ascertained at the end of each month are inferior to the quantities of naphtha and gasoil previously agreed in accordance with 2.3, Buyer shall make a deposit in cash in a bank account to be indicated by Petrobrás, on the 7th day of the following month.

6.6.1	The deliveries carried out on the 7th day of each month or afterwards, shall be billed as of for immediate payment up to the limit of the deposit indicated in 6.6.

6.6.2	The billings with deferred payment of the measure destined for the next month shall be initiated on the 1st day of the month, and it shall be suspended for the number of days in which billing for immediate payment, as mentioned in 6.6.1, is being carried out.

6.7	At the end of each month, Petrobrás shall sum the amounts and the volumes of the bills issued during such month, including the deposit mentioned in 6.6, if any, with the value that would be obtained by the daily billing of the daily-measure, observed prices and financial burdens current each day, both duly monetary restated to the 15th day of the following month by the variation of the Reference Index of Daily Interest (TRD), or any other index agreed upon by the parties.

6.7.1	In the event the quantities delivered during the month exceed the quantities previously ascertained in accordance with 2.3, time daily-measure shall be substituted, for the purpose of the calculation indicated in 6.7, by the amount resulting from the division of the quantity effectively delivered by the number of days of the month.

6.7.2	In the event the discrepancy found according to 6.7 is in favor of the Buyer, Petrobrás shall issue a Note of Credit in the amount of the discrepancy for deposit on the 20th day of the month, added the financial burden for sale with deferred payment charged in such occasion, equivalent to an increase of 5 days in the term, minus the amount correspondent to the sales tax (ICMS).

6.7.3	In the event the discrepancy found according to 6.7 is in favor of Petrobrás, it shall be issued a Complimentary Sales Receipt against Buyer in the amount of the discrepancy for deposit on the 20th day of the month, added the financial burden for sale with deferred payment charged on such occasion, equivalent to an increase of 5 days in the term, appointing the amount of the correspondent sales tax (ICMS).

6.8	The payment of the invoices issued by Petrobrás shall be carried out in the current shortest term for payment of supplies of petrochemical raw materials supplied to the Petrochemical Facilities by Petrobrás.

6.9	The overdue payments shall be subject to the financial burdens calculated “pro-rata tempore” according to 1% per month of interest plus the variation, between the due date and the date payment was effectively made, of the average financial burdens adopted by the market in such period.

6.10	The lateness in the payment of any bill by the Buyer shall give Petrobrás the right to suspend the sale with deferred payment independently from any warning, and the supply may continue to occur upon previous deposit of the amounts involved, at Petrobrás’ discretion, without prejudice to the provisions of Clause 11.

6.11	The Buyer may refute the bills within 3 days after receiving them in the case of errors. In such event, the parties shall take all necessary steps to correct such errors until the due date of the bills, without prejudice to the term established in 6.8 for payment of the owed amounts.

6.12	In the event the payment method described in 6.3 until 6.11 does not seems adequate to the interests of either party, the party found in prejudice may negotiate with the other, with 30 days in advance, the implementation of the paying methods defined from 6.13 to 6.17.

6.12.1	Until the system that allows the billing “pro-rata” is detailed, to which Buyer undertakes to participate in its implementation, the conditions for payment defined from 6.13 to 6.17 shall apply.

Conditions of Sale with Deferred Payment (Upon-Delivery)

6.13	The billing of the Buyer by Petrobrás shall be executed immediately after each delivery, according with the quantities furnished by Petrobrás, which shall be determined according to 4.2.1 and 4.2.2.

6.13.1	The Sales Receipt of each delivery shall be issued by the price determined in Clause 5 added the financial burdens that Petrobrás is charging at the time of delivery.

6.14	The payment of the invoices issued by Petrobrás shall be carried out in the current shortest term for payment of supplies of petrochemical raw materials supplied to the Petrochemical Facilities by Petrobrás.

6.15	The overdue payments shall be subject to the financial burdens calculated “pro-rata tempore”, according to 1% per month of interest plus the variation, between the due date and the date payment was effectively made, of the average financial burdens adopted by the market in such period.

6.16	The lateness in the payment of any bill by the Buyer shall give Petrobrás the right to suspend the sale with deferred payment, independently from any warning, and the supplies may continue to occur upon previous deposit of the amounts involved, at Petrobrás’ discretion, without prejudice to the provisions of Clause 11.

6.17	The Buyer may refute the bills within 3 days after receiving them in case of errors. In such event, the parties shall take all necessary steps to correct such errors until the due date of the bills, without prejudice to the term established in 6.14 for payment of the owed amounts.

CLAUSE 7 - Measurements.

7.1	The supply of naphtha or gasoil from Petrobrás to the Buyer, shall be carried out through the System LAR/Copene, Provisory System TEMADRE/Copene and Permanent System Terminal of Aratu/Copene.

7.2	When the supply of naphtha and/or gasoil has LAR as origin, and the delivery occurs through pipe-line, the product shall be deemed transferred to the Buyer in point “A” and it shall be billed in accordance with the official meters of Petrobrás’ Measuring Station (measurement in line), installed at LAR’s area.

7.2.1	The turbine meter shall have a precision of at least more or less 0.1% within the band of operation and it shall be furnished with calibrating curve from the manufacturer.

7.2.2	The measurement of naphtha and/or gasoil shall be carried out by turbine meter with a measurement in volume.

7.2.3	In the event of failure in the measuring equipment, the amount of naphtha and/or gasoil transferred to the Buyer shall be billed in accordance with the measures obtained from the forwarding tanks of LAR.

7.3	Excepting the stated in 7.2.3, the assertion of the quantities of naphtha and/or gasoil shall be made by Petrobrás, and the calculations shall be carried out with observance of the proceedings of the norms:

-	for the calculation of the quantities: Report on the Development Construction, Calculation and Preparation of the ASTM - IP Petroleum Measurement Tables 53 and 54

-	ASTM D1250, IP200-1960 and in Petroleum Measurement Tables -Metric Units of Measurement Tables - Based on a Reference Temperature of 20ºC – IP - London- 1963;

-	to test the meters: API Manual for Petroleum Measurement Standards - Chapter 4- Proving Systems Chapter 5 - Turbine Meters.

7.4	The calibration of the official meters shall be carried out by Petrobrás, which shall inform Buyer 5 days in advance of such calibration. Buyer may, at its discretion, send representatives to observe the procedure.

7.4.1	In the absence of representatives of Buyer, Petrobrás shall perform such calibration and Buyer shall have no right to complain.

7.5	Petrobrás shall have the right to, upon request, access the pipe-line and receiving system of naphtha and gasoil of the Buyer, in order to verify the working conditions of the systems of the Buyer.

7.6	Buyer shall have the right to, upon request, access the pipe-line and Measuring Station of naphtha and gasoil of Petrobrás, in order to, through its certified representatives, verify the working conditions of the systems of Petrobrás, accompanied of Petrobrás’ representatives.

7.7	In the event the discrepancies exceed the limits established in 7.9, if it is proved that the meters are calibrated, their readings shall be applied.

7.7.1	Whenever the official meters are considered non-calibrated, after their maintenance/calibration, it shall be determined by Petrobrás, after analysis of the forwarding/receiving facilities, the corrections to be made in the bills. The Buyer may send its representatives to accompany the analysis.

7.8	Whenever the supply of naphtha and/or gasoil is originated from the Provisory System TEMADRE, the product shall be billed in accordance with the measures of the forwarding tanks of TEMADRE, until the commencement of the operations of the Permanent System Terminal of Aratu.

7.9	The transfers of naphtha and/or gasoil shall be considered acceptable even with the occurrence of the following discrepancies in the quantities found in Petrobrás’ and Buyer’s tanks:

monthly	:	- 0.10%	until	+ 0.05%
half yearly	:	- 0.05%	until	+ 0.05%

7.9.1	In the event it is proven that the discrepancies truly found in the analyzed quantities actually diverge of the values indicated above, Petrobrás and Buyer agree to revise periodically the values indicated in 7.9.

7.10	In the event the discrepancies exceed the limits established in 7.9, it shall be determined by Petrobrás the corrections to be introduced in the bills, after Petrobrás’ analysis in the forwarding/receiving facilities. The Buyer, if so desires, may send representatives to accompany the analysis.

7.11	In the event the supply of naphtha and/or gasoil is originated from the Permanent System of the Terminal of Aratu, Petrobrás and Buyer shall define the basic measuring criterion to be used 30 days prior to the commencement of the operations of such terminal, through a contractual amendment to be executed in such occasion.

CLAUSE 11 - Penalties.

11.1	In the event Buyer, by its sole fault, does not receive the annual minimum quantities of naphtha and gasoil established in accordance with Clause 2, Buyer shall be subject to a fine in favor of Petrobrás, in an amount equivalent to the result of the multiplication of the non received quantities, ascertained 2 months after the end of the contractual year, by

1/5 of the price indicated in Clause 5 at such time, excepting the dispositions of Clause 12.

11.2	In the event Petrobrás, by its sole fault, does not deliver the annual minimum quantities of naphtha and gasoil established in accordance with Clause 2, Petrobrás shall be subject to a fine in favor of Buyer, in an amount equivalent to the result of the multiplication of the non delivered quantities, ascertained 2 months after the end of the contractual year, by 1/5 of the price indicated in Clause 5 at such time, excepting the dispositions of Clauses 12 and 16.

CLAUSE 16- interruption of Supply.

16.1	Petrobrás shall have the right to interrupt the supply of naphtha and gasoil to the Buyer, in whole or in part, or terminate this contract if compelled by a determination of the National Fuel Department or any other department that may substitute it, as a result of a contingency plan that affects the national supplies of derivatives of petroleum, situation characterized as an “Act of God”, which shall not constitute a valid reason to the application of any penalty or indemnity.

CLAUSE 17- Lay Days and Demurrage.

17.1	Whenever naphtha and gasoil are transported by ship, and such products are supplied by the Provisory System TEMADRE, Buyer shall bear all costs arising from the occurrence of demurrage if such demurrage is caused by the Buyer only.

17.1.1	Whenever the supply of naphtha and gasoil is the consummation of an importation in a CIF or C&F basis, the amount of the demurrage charged to Petrobrás shall be billed to the Buyer, and Petrobrás shall furnish the evidence of all costs related to such demurrage to Buyer.

17.1.2	Whenever the supply of naphtha and gasoil is the consummation of an importation in a FOB basis or it has originated from a refinery of Petrobrás and transported by ship, the amount of the demurrage shall be billed to the Buyer according to the clauses that are part of Annex IV of this Amendment.

17.2	Whenever naphtha and gasoil are transported by ship, and such products are supplied by the Permanent System of the Terminal of Aratu, Buyer shall bear all costs arising from the occurrence of demurrage, and such costs shall be calculated in accordance with 17.1.1 and 17.1.2.

CLAUSE 18 - General Provisions.

18.1	The neglected cases shall be settled mutually by Petrobrás and the Buyer.

18.2	The present contract shall be renegotiated in the event the National Fuel Department establishes a supply plan that is incompatible with the terms of this contract.

In witness whereof, the parties execute the present Amendment number 1 to the Sale Agreement of Naphtha and Gasoil executed on June 22, 1978, ratified all clauses and conditions not altered by the present instrument, in 7 counterparts of equal tenor.

Rio de Janeiro, February 8, 1993

(illegible signature)

Petróleo Brasileiro S.A. - Petrobrás

(illegible signature)

Copene - Petroquímica do Nordeste S.A.

(illegible signature)

Copene - Petroquímica do Nordeste S.A.

Witnesses:

(illegible signature)

(illegible signature)

ANNEX I

Technical			desirable
Characteristics	guaranteed value		value	method
lead (weight)	20 PPB max		20 PPB max	UOP 350/ IP 224 (2)
copper (weight)	10 PPB max		10 PPB max	UOP 350
iron (weight)	300 PPB max		300 PPB max	UOP 350
total chlorite (weight)	5 PPM max		2 PPM max	UOP 588
UOP 606 (2)
sulfur (weight)	350 PPM max		350 PPM max	UOP 357/ ASTM-D-l266 (2)
distillation IBP	36ºC min		36ºC min	ASTM-D-86
50%	>75ºC		>75ºC	ASTM-D-86
FBP	200º max		200º max	ASTM-D-86
distillation residue	take note		1% max volume	ASTM-D-86
density 20/4	0.69-0.72	(1)	0.69-0.72	ASTM-D-1298/ ASTM-D-4052 (2)

Paraffins, Olefins, Naphthenes and Aromatics content (PONA)

content of paraffins	71% max volume	70% max weight	(3)
content of naphthenes + content of aromatics	28% min volume	28% min weight	(3)
content of olefins	0.6% max volume	0.5% max weight	(4)

OBSERVATIONS:

(1) The Buyer shall accept to receive individual lots of naphtha with a density within 0.66-0.73, so long as in the monthly average the density is within the specifications established in the table above.

(2) Alternative method. In the event of divergence in the result, the first method mentioned shall prevail.

(3) ASTM-D-1319, D-2159
Alternative methods: UOP 273 and gaseous chromatography of high resolution.
In the event of divergence in the result, the first two mentioned methods shall prevail.

(4) ASTM-D-1319
Alternative methods: UOP 273 and gaseous chromatography of high resolution.
In the event of divergence in the result, the first mentioned method shall prevail.

(5) Petrobrás undertakes to develop a method for the determination of silicium, in a manner that it may allow future negotiation to include such characteristic in the table above.

ANNEX II

Technical			desirable
Characteristics	guaranteed value		value	method
lead (weight)	50 PPB max		20 PPB max	UOP 350/IP 224 (2)
copper (weight)	take note		10 PPB max	UOP 350
iron (weight)	take note		300 PPB max	UOP 350
ethanol (weight)	100 PPM max		100 PPM max	CONTEC-N-2448
methanol (weight)	10 PPM max		5 PPM max	CONTEC-N-2448
total chlorite (weight)	10 PPM max	(6)	2 PPM max	UOP 588 UOP 606 (2)
sulfur (weight)	500 PPM max		100-300PPM	U0P357/
ASTM-D-1266 (2)
distillation IBP	36ºC min		36ºC min	ASTM-D-86
50%	>75ºC		>75ºC	ASTM-D-86
FBP	200º max		200º max	ASTM-D-86
distillation residue	take note		1% max volume	ASTM-D-86
density 20/4	0.69-0.72	(1)	0.69-0.72	ASTM-D-1298/ ASTM-D-4052 (2)

Paraffins, Olefins, Naphthenes and Aromatics content (PONA)

content of paraffins	60% min volume	65% min weight	(3)
content of naphthenes + content of aromatics	Balance	NAFT: balance 9% max weight	(3)
content of olefins	1% max weight	1% max weight	(4)

OBSERVATIONS:

(1) The Buyer shall accept to receive individual lots of naphtha with a density within 0.66-0.73, so long as in the monthly average the density is within the specifications established in the table above.

(2) Alternative method. In the event of divergence in the result, the first method mentioned shall prevail.

(3) ASTM-D-1319, D-2159
Alternative methods: UOP 273 and gaseous chromatography of high resolution.
In the event of divergence in the result, the first two mentioned methods shall prevail.

(4) ASTM-D-1319

Alternative methods: UOP 273 and gaseous chromatography of high resolution.
In the event of divergence in the result, the first mentioned method shall prevail.

(5) Petrobrás and the Buyer undertake to develop methods for the determination of silicium and MTBE, in a manner that it may allow future negotiation to include such characteristic in the table above.

(6) It shall be considered the value of 5 PPM for the supplies of naphtha originated from coastwise shipment.

(7) The Buyer shall accept to receive individual lots of naphtha with point 50% (fifty per cent) presenting a value equal or inferior to 75ºC (seventy-five degrees Celsius), so long as in the monthly average the point 50% (fifty per cent) is specified, according to the table above.

ANNEX III

Technical		guaranteed	desirable
Characteristics		value	value	method
distillation	FBP	360º C max	360º C max	ASTM-D-86
sulfur (weight)		1000 PPM max	1000 PPM max	ASTM-D-1552/ ASTM-D-2622 (1)
BMCI		21 max	21 max

(1) Alternative method. In the event of divergence in the result, the first method mentioned shall prevail.

ANNEX IV

1 - Lay Days

1.1	The Lay Day shall commence when the ship is moored or after 6 hours of the issuance of the Ready-to-Operate Notice, prevailing whichever occurs first.

1.2	The Ready-to-Operate Notice shall be issued after the end of the voyage, with or without ways available to moor the ship.

1.3	The lay days shall be over when the unloading hose are disconnected, after the unload is over.

1.4	The Buyer shall be entitled to lay days of 36 non-interrupted hours, Sundays and holidays included (SHINC), or pro-rata in accordance with the quantities unloaded.

1.5	The lapse of time correspondent to the events below shall not be considered when calculating lay days:

a)	movement of the ship from the anchorage to the unloading ways

b)	poor condition of the ship, including breakdown or other problems that may diminish unloading efficiency.

c)	prohibition or restriction on the unloading credited to the vendor or freighter or charterer of the ship.

d)	delays or flaws credited to the Captain, crew or ship’s agent.

e)	unload of bunkers, unload of ballast or residual waters, whenever it causes the interruption of the unloading.

2 - Demurrage

2.1	All periods of time that exceed the allowed lay days as described above, shall be paid by the buyer in an amount equivalent to US dollars converted by the exchange rate for purchase of dollars of the date of issuance of the invoice, upon collection accompanied by documents, being the Buyer liable for the financial burdens, terms of payment and fines as described in 6.5.1, 6.8 and 6.9 of this Amendment.

2.2	Any of the following documents shall suffice for the calculation of the demurrage: Statement of Facts or Time Sheet of the inspection company (in case of non-matching information the formed shall prevail); Voyage Charter Party of the ship may be requested when the ship is under voyage charter.

2.3	However, if the demurrage is due to fire or explosion or if it is due to a breakdown in the machinery or unloading equipment of the port, or if it is resulting from “Act of God”,

war, civil commotion or strike, the demurrage shall be reduced by half, during the period that such facts entailed the demurrage.

2.4	During adverse weather, high or low tide causing the interruption or the impossibility to unload, being out of the control of the buyer or seller, the lay days shall be divided equally among the parties.

2.5	The demurrage shall be paid by the buyer by the specific rate found in the Charter Party or Recap or Fixture. In the event of absence of the C/P, COA, TCP or private ship, the payment shall be made based on the rate ascertained from the World Scale table, by the use of the market rate as described in the AFRA index.

2.6	The presentation of collection regarding demurrage shall be made within 90 days from the complete clearance of the ship. No complaint shall be accepted after such period.